Filed Pursuant to Rule 424(b)(3)

Registration No. 333-288686

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated July 24, 2025)

VIREO GROWTH INC.

129,536,874 Subordinate Voting Shares

This prospectus supplement updates and supplements the information contained in the prospectus dated July 24, 2025 (as may be supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-3 (File No. 333-288686). This prospectus supplement is being filed to update and supplement the Selling Securityholders table in the Prospectus with the information contained below.

The Prospectus and this prospectus supplement relate to the resale, from time to time, by the selling securityholders named in this prospectus (the “Selling Securityholders”) of up to an aggregate of 129,536,874 of our subordinate voting shares, no par value (the “Subordinate Voting Shares”), issued in a private placement completed by us on December 17, 2024 (the “Private Placement”). The Subordinate Voting Shares were sold at a cash price of $0.625 per Subordinate Voting Share.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

You should read this Prospectus and any prospectus supplement or amendment carefully before you invest in our Subordinate Voting Shares.

Our Subordinate Voting Shares are listed on the Canadian Securities Exchange (the “CSE”) under the symbol “VREO” and on the OTCQX under the symbol “VREOF.” On October 24, 2025, the closing sale price of our Subordinate Voting Shares as reported on the CSE was C$0.85 and the closing sale price of our Subordinate Voting Shares on the OTCQX was $0.64.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and, as such, have elected to comply with certain reduced disclosure and regulatory requirements.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Vireo Growth,” “we,” “us,” “our,” and similar terms refer to Vireo Growth Inc. and its consolidated subsidiaries.

Our business and investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 15 of the Prospectus and in the other documents that are incorporated by reference in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus supplement is dated October 27, 2025

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of up to 129,536,874 of our Subordinate Voting Shares. The Selling Securityholders may from time to time offer and sell any or all of the Subordinate Voting Shares set forth below pursuant to this prospectus and any accompanying prospectus supplement. As used in this prospectus, the term “Selling Securityholders” includes the persons listed in the table below, together with any additional selling securityholders listed in a subsequent amendment to this prospectus, and their pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interests in the Subordinate Voting Shares, other than through a public sale.

This prospectus supplement updates the Selling Securityholder table in the Prospectus to reflect the transfer of 32,032,000 Subordinate Voting Shares held by CA PIPE SPV, LLC to certain Selling Securityholders named in the table below.

Except as set forth in the footnotes below, the Selling Securityholder table sets forth certain information as of October 27, 2025 regarding the beneficial ownership of our Subordinate Voting Shares by the Selling Securityholders and the Subordinate Voting Shares being offered by the Selling Securityholders and may not reflect subsequent sales by the Selling Securityholders. The applicable percentage ownership of Subordinate Voting Shares is based on approximately 1,038,706,623 Subordinate Voting Shares outstanding as of October 27, 2025. Information with respect to Subordinate Voting Shares owned beneficially after the offering assumes the sale of all of the Subordinate Voting Shares registered hereby. The Selling Securityholders may offer and sell some, all or none of their Subordinate Voting Shares.

Our Chief Executive Officer and Co-Executive Chairman of the Board, John Mazarakis, is a co-founder and has served as partner of Chicago Atlantic Group, LP (“CAG”) and its affiliates since April 2019. Two of the Selling Securityholders, Chicago Atlantic Credit Opportunities, LLC (“CACO”) and Chicago Atlantic Equity Fund, LLC (“CAEF”), are affiliates of CAG. Chicago Atlantic Opportunity Finance, LLC (“CAOF”), a wholly owned subsidiary of CACO, serves as lender to Vireo Growth under a $33,000,000 term loan and holds a $10,000,000 convertible note of the Company as detailed in the Company’s SEC filings. The beneficial ownership of various CAG companies is set forth in footnote 11 to the Selling Securityholder table below. Except for the foregoing or as set forth in the footnotes below, none of the Selling Securityholders has ever been an officer or director of us or one of our affiliates or has had a material relationship with us other than as a securityholder at any time within the past three years. Each of the Selling Securityholders has acquired (or will acquire) the Subordinate Voting Shares to be resold hereunder in the ordinary course of business and, at the time of acquisition, none of the Selling Securityholders was, or is expected to be, a party to any agreement or understanding, directly or indirectly, with any person to distribute the Subordinate Voting Shares to be resold by such Selling Securityholders under the registration statement of which this Prospectus forms a part.

Since a Selling Securityholder may sell some or none of the Subordinate Voting Shares that it holds or has the right to acquire that are covered by this Prospectus, and because the offering contemplated by this Prospectus is not underwritten, no estimate can be given as to the number of our Subordinate Voting Shares that will be held by Selling Securityholders upon the termination of the offering. The information set forth in the following table regarding the beneficial ownership after the resale of shares is based upon the assumption that the Selling Securityholders will acquire (to the extent not currently held) and sell all of the Subordinate Voting Shares covered by this Prospectus.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that Selling Securityholders have, or will have, sole voting and investment power with respect to all Subordinate Voting Shares that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Securityholders, no Selling Securityholder is a broker-dealer or an affiliate of a broker dealer.

Please see the section titled “Plan of Distribution” in the Prospectus for further information regarding the Selling Securityholders’ method of distributing these shares.

	Subordinate Voting Shares
Name	Number Beneficially Owned Prior to Offering†	Number Registered for Sale hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
3MET Holdings LP	400,000 (1)	400,000	0	–
Agamotto Investments LLC	160,000 (2)	160,000	0	–
AJD FP IDF LLC	1,600,000 (3)	1,600,000	0	–

Akhrin Ventures LLC	2,240,000 (4)	2,240,000	0	–
Alan Silberman	640,000	640,000	0	–
Andrew Karos	1,600,000	1,600,000	0	–
Anton Vinskiy	400,000	400,000	0	–
Aristedis Raptis	1,600,000	1,600,000	0	–
August Green LLC	80,000 (5)	80,000	0	–
Ayse Alize Tansever	800,000	800,000	0	–
Bonnie Lee Lasky Living Trust DTD 07/11/94	400,000 (6)	400,000	0	–
Bruce Fleming	1,600,000	1,600,000	0	–
Buckner Hinkle II	80,000	80,000	0	–
Byron Bohnn	160,000	160,000	0	–
Cactii Investments LLC	640,000 (7)	640,000	0	–
Calderon Holdings LLC	160,000 (8)	160,000	0	–
CF Growth Capital LLC	80,000 (9)	80,000	0	–
Charles Michael Lucas Jr	480,000	480,000	0	–
Cheddar Securities LLC	80,000 (10)	80,000	0	–
Chicago Atlantic Credit Opportunities LLC	4,555,047 (11)	3,280,000	1,275,047	*
Chicago Atlantic Equity Fund LLC	4,720,000 (11)	4,720,000	0	–
Christopher Barry	800,000	800,000	0	–
Christopher Wirsing	80,000	80,000	0	–
Cindy M Banchy Trust	240,000 (12)	240,000	0	–
Cohan Holdings LLC	80,000 (13)	80,000	0	–
Dane Espegard	160,000	160,000	0	–
Daniel Gardner	1,600,000	1,600,000	0	–
Daniel Orcutt	320,000	320,000	0	–
David R. Byrd Living Trust	1,440,000 (14)	1,440,000	0	–
DDH 2021 Trust	960,000 (15)	960,000	0	–
Dean Putterman	240,000	240,000	0	–
Demitrios Halakos	640,000	640,000	0	–
Dimosthenis Markopoulos	400,000	400,000	0	–
Dinesh Gauba	80,000	80,000	0	–
DJD FP IDF LLC	1,600,000 (16)	1,600,000	0	–
DJD MPP LP	1,600,000 (17)	1,600,000	0	–
Douglas Lawing	160,000	160,000	0	–
Eli Krahenbuhl	80,000	80,000	0	–
Erin McGuire	160,000	160,000	0	–
Eta Corporation	1,600,000 (18)	1,600,000	0	–
Evan Stiegel	160,000	160,000	0	–
Evangelos Halakos	1,600,000	1,600,000	0	–
Faceted Financial LP	400,000 (19)	400,000	0	–
FarmaceuticalRX LLC	31,184,874 (20)	31,184,874	0	–
Galinson Irrevocable Trust Number One	320,000 (21)	320,000	0	–
Green Ivy LLC	88,000 (22)	88,000	0	–
Gregory L Batts	80,000	80,000	0	–
Guttman Ventures LLC	3,200,000 (23)	3,200,000	0	–
Hauke Hansen	80,000	80,000	0	–
Hector L Gonzalez Contreras Jr	64,000	64,000	0	–
Henry L Hinkle Sr	160,000	160,000	0	–

Henry Lockhart Hinkle Jr	80,000	80,000	0	–
Henry Wayne Chuck Lau	1,440,000	1,440,000	0	–
Herbert Ruterschmidt	640,000	640,000	0	–
HTR, LLC	3,200,000 (24)	3,200,000	0	–
Imperium Fluxus LLC	80,000 (25)	80,000	0	–
Ioannis Halakos	800,000	800,000	0	–
Irrevocable Trust of Jennifer Steiner	1,600,000 (26)	1,600,000	0	–
J. Brock Saunders 2011 Trust dtd 2/23/2011	400,000 (27)	400,000	0	–
Jacob Alan Xiao	240,000	240,000	0	–
James White	80,000	80,000	0	–
Jason Eric Feldman Revocable Living Trust	160,000 (28)	160,000	0	–
Jeffrey Hollander Revocable Trust DTD 11/20/12	160,000 (29)	160,000	0	–
Jhozayne Enterprises Inc	80,000 (30)	80,000	0	–
Jianming Zang	1,600,000	1,600,000	0	–
JL McKee Family Limited Partnership	800,000 (31)	800,000	0	–
JMA Capital Investments LLC	80,000 (32)	80,000	0	–
Joel N Greenberg	80,000	80,000	0	–
John Allen Crook IV	400,000	400,000	0	–
John Lazos	80,000	80,000	0	–
John Mabry	1,600,000	1,600,000	0	–
Jon Byrd	160,000	160,000	0	–
Joseph Francis Hogan	1,600,000	1,600,000	0	–
Joseph Klein	160,000	160,000	0	–
Jumbo Holdings LLC	120,000 (33)	120,000	0	–
Karl R Lewis	80,000	80,000	0	–
Kennedy Family Trust U/A DTD 08/25/22	160,000 (34)	160,000	0	–
Kok Heng See	1,280,000	1,280,000	0	–
KRS Properties LLC	480,000 (35)	480,000	0	–
Larry Taub	320,000	320,000	0	–
Lawrence Farrell Handler Revocable Living Trust	280,000 (36)	280,000	0	–
Lea Fastow	40,000	40,000	0	–
Leland Putterman	800,000	800,000	0	–
Leonard Teninbaum	160,000	160,000	0	–
Lindell Chicago Atlantic Holo LLC	8,320,000 (37)	8,320,000	0	–
Luke Boland	1,600,000	1,600,000	0	–
Magdalena Slomka	80,000	80,000	0	–
Michael J. Daley	3,200,000	3,200,000	0	–
Michael Kopper	40,000	40,000	0	–
Michel Gloor Properties LLC	160,000 (38)	160,000	0	–
Midas Enterprises LLC	200,000 (39)	200,000	0	–
Murat Baris Tansever	800,000	800,000	0	–
Murat Cem Sertoglu	480,000	480,000	0	–
Nanette K. Putterman 2024 Trust	40,000 (40)	40,000	0	–
Nick Rassias	320,000	320,000	0	–
Niraj A Shah 2012 Living Trust	200,000 (41)	200,000	0	–

Paul G. Stefan	1,600,000	1,600,000	0	–
Paul H. Saunders, Jr. 2011 Trust dtd 2/28/2011	480,000 (42)	480,000	0	–
Pifer 1 LLC	80,000 (43)	80,000	0	–
PNAPPL Investments LLC	80,000 (44)	80,000	0	–
Putterman Family Trust	120,000 (45)	120,000	0	–
Raven LLC	80,000 (46)	80,000	0	–
RFR Management LLC	320,000 (47)	320,000	0	–
Robert Gesemyer	1,440,000	1,440,000	0	–
Roth Holdings, LLC	1,600,000 (48)	1,600,000	0	–
Roy Miller & Candice Miller	80,000 (49)	80,000	0	–
Royce Water LLC	800,000 (50)	800,000	0	–
Ryan D Kratz TR R D K Trust DTD 08/14/24	400,000 (51)	400,000	0	–
S McGee LLC	1,600,000 (52)	1,600,000	0	–
S3 Partners Group, LLLP	3,200,000 (53)	3,200,000	0	–
Sage Investment Properties LLC	400,000 (54)	400,000	0	–
Scott Anthony Lyons	4,800,000	4,800,000	0	–
Sharon Frances Lederer Management Trust	80,000 (55)	80,000	0	–
Sheets Prosperity Investments LLC	160,000 (56)	160,000	0	–
Silver Lining CAN LLC	80,000 (57)	80,000	0	–
Sinan Kermen	80,000	80,000	0	–
Skywalker Global Investments Ltd	960,000 (58)	960,000	0	–
Stephen Fletcher	40,000	40,000	0	–
Stephen Madden	240,000	240,000	0	–
Steven D Levin	400,000	400,000	0	–
Swerve Limited	800,000 (59)	800,000	0	–
Thilo D. Best Revocable Trust	1,440,000 (60)	1,440,000	0	–
Thomas S Hinkle	80,000	80,000	0	–
Thomas Spears Hinkle Jr	80,000	80,000	0	–
Timothy M O’Brien & Jane E Berry O’Brien Joint Trust	320,000 (61)	320,000	0	–
Tophis Capital LLC	160,000 (62)	160,000	0	–
TPN Global Holdings LLC	160,000 (63)	160,000	0	–
William Dodson	240,000	240,000	0	–
William Jennings Hinkle	80,000	80,000	0	–
Yulia Mitrovich	1,600,000	1,600,000	0	–
	130,811,921	129,536,874	1,275,047	–

*	Represents less than one percent (1.0%).
†	Beneficial ownership includes shares of subordinate voting shares as to which a person or group has sole or shared voting power or dispositive power. Subordinate voting shares registered hereunder, as well as subordinate voting shares subject to options, warrants or other convertible securities that are exercisable or convertible currently or within 60 days of October 27, 2025, are deemed outstanding for purposes of computing the number of shares beneficially owned and percentage ownership of the person or group holding such subordinate voting shares, options, warrants or convertible securities, but are not deemed outstanding for computing the percentage of any other person.

(1)	Edward Neumayr and Tracy Neumayr share voting and dispositive power over the securities held by 3MET Holdings LP.

(2)	Jeromey Russell Goetz has sole voting and dispositive power over the securities held by Agamotto Investments LLC.

(3)	Frank Casaceli has sole voting and dispositive power over the securities held by AJD FP IDF LLC.

(4)	Dimitri Akhrin has sole voting and dispositive power over the securities held by Akhrin Ventures LLC.

(5)	Norton Turner and Brooks Turner share voting and dispositive power over the securities held by August Green LLC.

(6)	Bonnie Lasky has sole voting and dispositive power over the securities held by Bonnie Lee Lasky Living Trust DTD 07/11/94.

(7)	Edward Orenstein and Michael Frankenfield share voting and dispositive power over the securities held by Cactii Investments LLC.

(8)	Alan Nelson has sole voting and dispositive power over the securities held by Calderon Holdings LLC.

(9)	Bryan Ravit has sole voting and dispositive power over the securities held by CF Growth Capital LLC.

(10)	Cody Jones and Chelsea Jones share voting and dispositive power over the securities held by Cheddar Securities LLC.

(11)

Reflects 3,280,000 and 4,720,000 Subordinate Voting Shares beneficially held by CACO and CAEF, respectively.

Chicago Atlantic Group GP, LLC is the general partner of CAG which is the managing member of Chicago Atlantic Credit Company, LLC (“CACC”), Chicago Atlantic Advisers, LLC (“CAA”) and Chicago Atlantic Equity Advisers, LLC (“CAEA”). CAA is the investment manager of Chicago Atlantic Opportunity Portfolio, LP (“CAOP”) and CACO, and CAEA is the investment manager of CAEF.

Chicago Atlantic GP Holdings, LLC is the managing member of Chicago Atlantic Manager, LLC (“CAM”), Chicago Atlantic Equity Manager, LLC (“CAEM”) and the sole member of Chicago Atlantic Opportunity GP, LLC, which is the general partner of CAOP. CAM is the managing member of CACO and CAEM is the managing member of CAEF.

CACO owns 4,555,047 Subordinate Voting Shares, which represents less than one percent of the outstanding Subordinate Voting Shares. CAOP owns 78,319,787 Subordinate Voting Shares and warrants exercisable for 5,729,195 Subordinate Voting Shares, or approximately 8.0%. CACC owns 10,896 Subordinate Voting Shares and warrants exercisable for 670,620 Subordinate Voting Shares, which represents less than one percent of the outstanding Subordinate Voting Shares. CAOF is the holder of a convertible promissory note in the original principal amount of $10,000,000. The original principal amount of the note, plus any accrued and unpaid interest, is convertible into Subordinate Voting Shares at a conversion price of $0.625. At that price, the original principal amount is convertible into 16,000,000 Subordinate Voting Shares, or approximately 1.5%. The ownership information of the CAG entities is as of October 27, 2025. All entities disclaim ownership of Subordinate Voting Shares except to the extent such entities have or share voting or investment power over such shares.

(12)	Cindy Banchy has sole voting and dispositive power over the securities held by Cindy M Banchy Trust.

(13)	Andrew Cohan has sole voting and dispositive power over the securities held by Cohan Holdings LLC.

(14)	David R. Byrd has sole voting and dipositive power over the securities held by the David R. Byrd Living Trust.

(15)	Michelle Hughes has sole voting and dispositive power over the securities held by the DDH 2021 Trust.

(16)	Frank Casaceli has sole voting and dispositive power over the securities held by DJD FP IDF LLC.

(17)	Carol Alessi has sole voting and dispositive power over the securities held by DJD MPP LP.

(18)	Aaron Royston has sole voting and dispositive power over the securities held by Eta Corporation.

(19)	Randall Weiss has sole voting and dispositive power over the securities held by Faceted Financial LP.

(20)	Siham Bouziane has sole voting and dispositive power over the securities held by FarmaceuticalRX LLC.

(21)	Dean Putterman has sole voting and dispositive power over the securities held by Galinson Irrevocable Trust Number One.

(22)	Justin Donald and Jennifer Donald share voting and dispositive power over the securities held by Green Ivy LLC.

(23)	Steven J. Guttman has sole voting and dispositive power over the securities held by Guttman Ventures LLC.

(24)	Anastasia Koroleva has sole voting and dispositive power over the securities held by HTR, LLC.

(25)	Darin Whelan has sole voting and dispositive power over the securities held by Imperium Fluxus LLC.

(26)	Michael Steiner has sole voting and dispositive power over the securities held by the Irrevocable Trust of Jennifer Steiner.

(27)	Paul H. Saunders has sole voting and dispositive power over the securities held by the J. Brock Saunders 2011 Trust dtd 2/23/2011.

(28)	Jason Feldman has sole voting and dispositive power over the securities held by Jason Eric Feldman Revocable Living Trust.

(29)	Jeffrey Hollander has sole voting and dispositive power over the securities held by Jeffrey Hollander Revocable Trust DTD 11/20/12.

(30)	Jhosan Hernandez has sole voting and dispositive power over the securities held by Jhozayne Enterprises Inc.

(31)	John McKee has sole voting and dispositive power over the securities held by JL McKee Family Limited Partnership.

(32)	Janet Asbury has sole voting and dispositive power over the securities held by JMA Capital Investments LLC.

(33)	Kim Koetsier has sole voting and dispositive power over the securities held by Jumbo Holdings LLC.

(34)	Geoffrey Kennedy has sole voting and dispositive power over the securities held by Kennedy Family Trust U/A DTD 08/25/22

(35)	Robert Savin has sole voting and dispositive power over the securities held by KRS Properties LLC.

(36)	Lawrence Farrell Handler has sole voting and dispositive power over the securities held by Lawrence Farrell Handler Revocable Living Trust.

(37)	Carl Lindell has sole voting and dispositive power over the securities held by Lindell Chicago Atlantic Holo LLC.

(38)	Michel Gloor has sole voting and dispositive power over the securities held by Michel Gloor Properties LLC.

(39)	Stanislav Gershengoren has sole voting and dispositive power over the securities held by Midas Enterprises LLC.

(40)	Nanette Kaplan Putterman has sole voting and dispositive power over the securities held by Nanette K. Putterman 2024 Trust.

(41)	Niraj Shah has sole voting and dispositive power over the securities held by Niraj A Shah 2012 Living Trust.

(42)	Paul H. Saunders has sole voting and dispositive power over the securities held by Paul H. Saunders, Jr. 2011 Trust dtd 2/28/2011.

(43)	Ryan Casey has sole voting and dispositive power over the securities held by Pifer 1 LLC.

(44)	Brandy Mamizuka has sole voting and dispositive power over the securities held by PNAPPL Investments LLC.

(45)	Russell J. Putterman has sole voting and dispositive power over the securities held by Putterman Family Trust.

(46)	Jake Myre and Laura Myre share voting and dispositive power over the securities held by Raven LLC.

(47)	Mark Rosenbloom has sole voting and dispositive power over the securities held by RFR Management LLC.

(48)	Marc Roth and Mitchell Roth share voting and dispositive power over the securities held by Roth Holdings, LLC.

(49)	Roy Miller and Candice Miller hold the shares as joint tenants and share voting and dispositive power over the securities.

(50)	Ye Wang has sole voting and dispositive power over the securities held by Royce Water LLC.

(51)	Ryan Kratz has sole voting and dispositive power over the securities held by Ryan D Kratz TR R D K Trust DTD 08/14/24.

(52)	Yu Zhang has sole voting and dispositive power over the securities held by S McGee LLC.

(53)	Paul H. Saunders and Jason Brock Saunders share voting and dispositive power over the securities held by S3 Partners Group, LLLP.

(54)	Michael McCurdie and Mary McCurdie share voting and dispositive power over the securities held by Sage Investment Properties LLC.

(55)	Sharon Lederer has sole voting and dispositive power over the securities held by Sharon Frances Lederer Management Trust.

(56)	William Sheets has sole voting and dispositive power over the securities held by Sheets Prosperity Investments LLC.

(57)	Joseph Kachuroi has sole voting and dispositive power over the securities held by Silver Lining CAN LLC.

(58)	Bedii Can Yucaoglu and Birol Yucel share voting and dispositive power over the securities held by Skywalker Global Investments Ltd.

(59)	Melih Murat Yucaoglu and Bedii Can Yucaoglu share voting and dispositive power over the securities held by Swerve Limited.

(60)	Thilo D. Best has sole voting and dispositive power over the securities held by Thilo D. Best Revocable Trust.

(61)	Timothy M. O'Brien has sole voting and dispositive power over the securities held by Timothy M O'Brien & Jane E Berry O'Brien Joint Trust.

(62)	Christopher Changprai has sole voting and dispositive power over the securities held by Tophis Capital LLC.
(63)	Thai Nguyen and Effie Nguyen share voting and dispositive power over the securities held by TPN Global Holdings LLC.